Ethanex Energy, Inc. Appoints William A. Nitze to Board of Directors

Basehor, KS—August 27, 2007—Ethanex Energy, Inc. (OTCBB: EHNX) today announced that William A. Nitze will join its Board of Directors.

Mr. Nitze currently serves as Chairman of GridPoint, Inc., a Washington, DC-based company that designs and manufactures intelligent energy management systems, and Oceana Energy Company, a company that is developing a new technology for converting tidal energy into electricity.

Mr. Nitze has spent most of his career in the energy and environmental fields. Mr. Nitze served as Assistant Administrator for International Activities at the US Environmental Protection Agency (1994-2001), where he made environmental security a focus of the agency’s international work and established a formal working relationship among the Department of Defense, the Department of Energy and the EPA on environmental security issues.

As President of the Alliance to Save Energy (1990-1994), Mr. Nitze led a broad coalition of business, government, labor and consumer interests in supporting and implementing policies and programs to promote energy efficiency ranging from energy efficient building codes to efficiency standards for appliances and energy efficiency standards in mortgages and commercial leases. As Deputy Assistant Secretary of State for Environment in the Reagan and Bush Administrations (1987-1990), Mr. Nitze was the principal working level negotiator on multilateral environmental issues ranging from trade in endangered species to climate change.  In 1988, Mr. Nitze played a key role in creating and organizing the Intergovernmental Panel on Climate Change.

After leaving the State Department in early 1990, Mr. Nitze was Visiting Scholar at the Environmental Law Institute, where he wrote a monograph entitled The Greenhouse Effect:  Formulating a Convention.  Many of the elements discussed in Mr. Nitze’s work were subsequently incorporated into the United Nations Framework Convention on Climate Change, signed in 1992, that led to the creation of the Kyoto Protocol, adopted in 1997.

Prior to entering the public policy arena, Mr. Nitze spent fourteen years at the Mobil Oil Corporation (1974-1987), where he served as Assistant General Counsel, Exploration and Producing Division, and General Counsel, Mobil Japan.

Mr. Nitze currently chairs the Board of Directors of the Climate Institute and the Galapagos Conservancy. He holds B.A. degrees from Harvard College and Wadham College, Oxford, and a J.D. degree from Harvard Law School.

“We are delighted to have Bill Nitze join our Board of Directors,” said Al Knapp, President and CEO of Ethanex Energy. “Bill’s extensive experience with the oil industry, energy and environmental policy, as well as technology driven, high-growth companies will be a valued resource to our company.”

About Ethanex Energy, Inc.
Ethanex Energy is a renewable energy company whose mission is to be the lowest cost producer of renewable energy by employing advanced technology in design, construction and operation of ethanol plants. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing two ethanol production facilities located in the mid-west, with a combined production capacity of approximately 264 million gallons of ethanol per year. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com.

CONTACT:	Investor Relations Leslie Turner Ethanex Energy, Inc. 843-724-1553 l.turner@ethanexenergy.com www.ethanexenergy.com